Exhibit 10.2

FORM OF OMNIBUS AGREEMENT

TABLE OF CONTENTS

ARTICLE 1

DEFINITIONS

i

ARTICLE 8

MISCELLANEOUS

ii

FORM OF OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (this “Agreement”), as it may be amended, modified or supplemented from time to time in accordance with the terms hereof, is entered into effective as of                     , 2012 (the “Effective Date”), and is by and among SUNCOKE ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Partnership”), SUNCOKE ENERGY PARTNERS GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and SUNCOKE ENERGY, INC., a Delaware corporation (the “Sponsor”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, pursuant to the Contribution Agreement in connection with the Initial Public Offering, the Sponsor will cause Sun Coal & Coke LLC (“SC&C”) to contribute to the Partnership a 65% interest in each of Haverhill Coke Company LLC, a Delaware limited liability company (“Haverhill”) and Middletown Coke Company, LLC, a Delaware limited liability company (“Middletown”) (the “Sun Coal & Coke Contribution”), and in exchange (1) the General Partner will receive a 2.0% General Partner Interest (as defined herein) and the Incentive Distribution Rights (as defined herein), (2) SC&C will receive Common Units (as defined herein), Subordinated Units (as defined herein) and the right to receive the Deferred Issuance and Distribution (as defined herein), (3) the Partnership will assume and promptly repay, with the net proceeds of the Initial Public Offering and the Senior Notes Offering, $225.0 million of debt under the Sponsor’s term loan, and (4) the Partnership will pay, with the net proceeds of the Initial Public Offering, 100% of (A) an aggregate of $67.0 million of environmental capital expenditures of Haverhill and Middletown, (B) an aggregate of approximately $12.4 million sale discounts related to tax credits owed to customers of Haverhill and Middletown, and (C) $23.8 million to replenish the Partnership’s working capital (the transactions described in clauses (1)-(4) and the Sun Coal & Coke Contribution, the “IPO Transactions”); and

WHEREAS, in connection with the IPO Transactions, the Parties desire by their execution of this Agreement to evidence their understanding as more fully set forth in this Agreement, with respect to (1) the Partnership’s and its Subsidiaries’ rights to use certain intellectual property pursuant to a license granted by the Sponsor; (2) specified indemnification obligations of the Sponsor and the Partnership; (3) the rights and obligations of the Parties in the event that a customer’s purchase and payment obligations under a Coke Sales Agreement (as defined herein) are reduced or if a customer fails to satisfy such obligations; (4) those business opportunities (A) that the Sponsor Entities (as defined herein) will not engage in, directly or indirectly, during the term of this Agreement unless the Partnership declines to engage in such business opportunities for its own account or on behalf of its Subsidiaries, and (B) that no Group Member will engage in, directly or indirectly, during the term of this Agreement unless the Sponsor declines to engage in such business opportunities for its own account or on behalf of its controlled Affiliates; (5) the Parties’ right of first offer with respect to the ROFO Assets (as defined herein); and (6) the allocation of certain selling, general and administrative expenses as between the Partnership and the Sponsor.

NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions As used in this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning. Without limiting the generality of the foregoing, it is agreed that any Person that owns or controls, directly or indirectly, 50% or more of the voting securities of another Person shall be deemed for purposes of this Agreement to control such other Person.

“Agreement” has the meaning given such term in the introduction to this Agreement.

“AK Steel” means AK Steel Corporation, a Delaware corporation, its successors and assigns.

“AK Steel Coke Agreement” means the Coke Purchase Agreement, dated as of August 31, 2009, by and between Haverhill and AK Steel, as amended by Amendment No. 1 to Coke Purchase Agreement, dated as of May 8, 2012, as may be amended from time to time.

“AK Steel Obligations” means the obligations of AK Steel under the AK Steel Coke Agreement as in effect on the Closing Date, including but not limited to the obligations to purchase and pay for coke.

“Arbitration Award” has the meaning given such term in Section 8.16.

“Business Opportunity Notice” has the meaning given such term in Section 5.3(a).

“Cause” has the meaning given such term in the Partnership Agreement.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events:

(a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person;

(b) the dissolution or liquidation of the Applicable Person;

(c) the consolidation or merger of the Applicable Person with or into another Person, other than any such transaction where:

(i) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent; and

(ii) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; or

(d) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (c) above.

“Closing Date” means the date of the closing of the Initial Public Offering.

“Coke Sales Agreements” means the agreements identified on Schedule 4.2 hereto, as the same may be amended from time to time.

“Commercial Operations Notice” has the meaning given such term in Section 5.3(b)

“Common Units” has the meaning given such term in the Partnership Agreement.

“Conflicts Committee” has the meaning given such term in the Partnership Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of            , 2012, among the General Partner, the Partnership, SC&C and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Deferred Issuance and Distribution” has the meaning given such term in the Partnership Agreement.

“Discussion Date” has the meaning given such term in Section 8.17.

“Domestic Cokemaking Asset” means a cokemaking facility in the United States or Canada or an interest in a business that is primarily engaged in cokemaking operations in the United States and/or Canada. “Domestic Cokemaking Asset” shall not include an interest in a business that is engaged in cokemaking operations if the Sponsor determines in good faith that such cokemaking operations represent a minority of the value of the business.

“Effective Date” has the meaning given such term in the introduction to this Agreement.

“Environmental Laws” means all applicable federal, regional, state, and local laws, statutes, rules, regulations, orders, ordinances, judgments, codes, injunctions, decrees, permits and other legally enforceable requirements and rules of common law relating to (i) pollution or protection of human health, the environment or natural resources; (ii) any Release or threatened Release of, or exposure to, Hazardous Substances; (iii) greenhouse gas emissions or (iv) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, handling or Release of any Hazardous Substances. Without limiting the foregoing, “Environmental Laws” include, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Endangered Species Act, the Toxic Substances Control Act, the Occupational Safety and Health Act and other environmental conservation and protection laws, each as amended through the Closing Date.

“Environmental Losses” means any Loss suffered or incurred by reason of or arising out of (i) any violation or correction of violation of Environmental Laws; or (ii) any event, circumstance, action, omission, condition or environmental matter (including, without limitation, the exposure to, presence of, Release or threatened Release of Hazardous Substances) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, response, abatement, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws or to satisfy any applicable Voluntary Cleanup Program, (B) the performance of a supplemental environmental project authorized or consented to by a Governmental Authority in partial or whole mitigation of a fine or penalty, (C) the cost or expense of the preparation and implementation of any investigatory closure, remedial or corrective action or other plans required or necessary under Environmental Laws or to satisfy any applicable Voluntary Cleanup Program and (D) the cost and expense for any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” has the meaning given such term in the introduction to this Agreement.

“General Partner Interest” has the meaning given such term in the Partnership Agreement.

“Governmental Authority” means:

(a) any domestic or foreign government, whether national, federal, state provincial, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(b) any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(c) any court, tribunal, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and

(d) any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

“Group Member” means a member of the Partnership Group.

“Haverhill” has the meaning set forth in the Recitals to this Agreement.

“Hazardous Substance” means (i) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated by, or as to which liability may attach under any Environmental Law, including, without limitation, any hazardous substance as such term is defined under the federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended through the Closing Date, (ii) radioactive materials, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde insulation, toxic mold or radon and (iii) oil as defined in the OPA of 1990, as amended, including oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, other refined petroleum hydrocarbon and petroleum products.

“Implemented Improvements” has the meaning given such term in Section 2.2(c).

“Improvements” means any technical development, improvement, refinement, advancement or optimization made to the Non-Mark Intellectual Property made on or after the Effective Date.

“Incentive Distribution Rights” has the meaning given such term in the Partnership Agreement.

“Indemnified Party” means either the Partnership Group or the Sponsor, as the case may be, each in its capacity as a party entitled to indemnification in accordance with Article 3 hereof.

“Indemnifying Party” means either the Partnership Group or the Sponsor, as the case may be, each in its capacity as a party from whom indemnification may be required in accordance with Article 3 hereof.

“Initial Public Offering” means the initial public offering of Common Units of the Partnership.

“Intellectual Property” means, collectively, the Mark Intellectual Property, the Non-Mark Intellectual Property and the Improvements.

“IPO Transactions” has the meaning set forth in the Recitals to this Agreement.

“Kentucky Facility” means the opportunity to develop a new heat recovery cokemaking facility in Kentucky with respect to which, as of the Effective Date, the Sponsor is in discussions with steelmakers and certain Governmental Authorities.

“Known Remediation Losses” has the meaning given such term in Section 3.1(a).

“Licensees” means, collectively, the Partnership Entities.

“Licensed Uses” means the production and sale of coke and by-products of the heat-recovery cokemaking process.

“Licensor” means the Sponsor.

“Losses” means all losses, damages, liabilities (including, without limitation, tax liabilities), claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, known or unknown, fixed or contingent.

“Mark Intellectual Property” means the names and trademarks listed on Schedule 2(a) and any names and trademarks confusingly similar thereto.

“Middletown” has the meaning set forth in the Recitals to this Agreement.

“Non-Mark Intellectual Property” means all foreign and domestic intellectual property and proprietary rights owned or controlled by Licensor, including, without limitation: (a) all Patent Rights; (b) all copyrights and registrations and applications for registrations thereof; and (c) all trade secret and other confidential or proprietary information, including all rights in confidential computer programs, improvements, methods, processes, routines, data, manuals, systems, procedures, practices, operations, modes of operation, apparatus, equipment, business opportunities, customer and supplier lists, process design, financial information, equipment drawings, technical specifications, processes, process measurements, technical reports, analyses, plans, drawings, models, ideas, and correspondence.

“Organizational Documents” means certificates or articles of incorporation, by-laws, certificates of formation, limited liability company operating agreements, certificates of limited partnership, limited partnership agreements or other formation or governing documents of a particular entity.

“Partnership” has the meaning given such term in the introduction to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, as it may be amended from time to time.

“Partnership Assets” means all assets of the Partnership Group as of the Closing Date.

“Partnership Covered Environmental Losses” has the meaning given such term in Section 3.2.

“Partnership Entities” means the General Partner and each entity that is or becomes a member of the Partnership Group for so long as it is a member of the Partnership Group; and “Partnership Entity” means any of the Partnership Entities.

“Partnership Group” means the Partnership and its Subsidiaries.

“Partnership ROFO Assets” has the meaning given such term in Section 6.2(a).

“Party” or “Parties” have the meaning given such term in the introduction to this Agreement.

“Patent Rights” means any and all patents and patent applications, including, without limitation, those listed on Schedule 2(b), certificates of invention, or applications for certificates of invention and any supplemental protection certificates, together with any extensions, registrations, confirmations, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations or renewals thereof, whenever and wherever submitted, filed, issued, received, or granted claiming priority to any patent or patent application listed on Schedule 2(b).

“Person” is to be construed broadly and includes an individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Proposed Transaction” has the meaning given such term in Section 6.2(a).

“Release” or “Releasing” means depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaking, dumping or disposing into the environment, including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Substance.

“Representatives” means the directors, officers, employees, advisors, consultants, contractors or agents employed or otherwise retained by Licensees.

“Retained Assets” means the assets and investments owned by Sponsor or any of its Affiliates that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant the Contribution Agreement.

“ROFO Assets” has the meaning given such term in Section 6.2(a).

“ROFO Notice” has the meaning given such term in Section 6.2(a).

“ROFO Party” has the meaning given such term in Section 6.2(a).

“ROFO Response” has the meaning given such term in Section 6.2(a).

“SC&C” has the meaning given such term in the introduction to this Agreement.

“Seller” has the meaning given such term in Section 6.2(a).

“Senior Notes Offering” means the Partnership’s offering, concurrent with the Initial Public Offering, of senior notes.

“Sponsor” has the meaning given such term in the introduction to this Agreement.

“Sponsor Covered Environmental Losses” means, collectively, the Known Remediation Losses and the Unknown Remediation Losses.

“Sponsor Entities” means the Sponsor and any Subsidiary of the Sponsor other than the Partnership Entities; and “Sponsor Entity” means any of the Sponsor Entities.

“Sponsor ROFO Assets” has the meaning given such term in Section 6.2(a).

“Subordinated Units” has the meaning given such term in the Partnership Agreement.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Sun Coal & Coke Contribution” has the meaning given such term in the Recitals of this Agreement.

“SunCoke Name” has the meaning given such term in Section 2.2(b).

“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions; provided, however, that in no event shall a Change of Control of Sponsor be deemed a Transfer.

“Unknown Remediation Losses” means Environmental Losses other than Known Remediation Losses, occurring or existing on or before the Closing Date, whether discovered before or after the Closing Date, and identified after the Closing Date as requiring remediation.

“Voluntary Cleanup Program” means a program of the United States or a state of the United States enacted pursuant to Environmental Laws that provides for a mechanism for the written approval of, or authorization to conduct, voluntary investigatory and remedial action for the clean-up, removal or remediation of Hazardous Substances that exceeds actionable levels established pursuant to Environmental Laws.

“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided that, if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.

ARTICLE 2

INTELLECTION PROPERTY LICENSE

Section 2.1 License Grant.

(a) Licensor hereby grants Licensees, who hereby accept, a royalty-free, fully paid up, nonexclusive and nontransferable right and license to use the Intellectual Property, solely in connection with the Licensed Uses and solely in the United States and Canada. Except for such license, all other rights in the Intellectual Property are hereby reserved to Licensor. Licensees shall not grant any sublicenses or assign, delegate or otherwise transfer their rights or obligations hereunder or any interest herein (including any assignment or transfer occurring by operation of law) without the prior written consent of Licensor.

Section 2.2 Restrictions and Additional Agreements with Respect to License.

(a) Licensor, and its other licensees, shall have the right to use the Intellectual Property simultaneously with the use of the Intellectual Property by Licensees. Licensor does not warrant or represent that Licensees will have the sole and exclusive right to use the Intellectual Property. Other than as set forth in Section 2.3(b) and Section 2.4 herein, Licensor is not obliged to indemnify or reimburse Licensees for any expenses by Licensees in connection with Licensees’ use of the Intellectual Property.

(b) Licensees’ license to use the Mark Intellectual Property shall terminate upon the earlier to occur of (i) in the event of a Change of Control, six months after receipt by the General Partner, on behalf of the Licensees, of written notice of termination from Licensor and (ii) termination of this Agreement. Licensees shall not thereafter use or otherwise exploit the Mark Intellectual Property and shall not use any name incorporating the “SunCoke” name or any derivation thereof that would reasonably be expected to be confused therewith (the “SunCoke Name”), or any other trade names, domain name, trade dress, trademark or service mark confusingly similar thereto, and each Licensee shall promptly assign and transfer its rights in any ownership of the trade names incorporating the SunCoke Name to Licensor and each Licensee shall adopt a new trade name that does not use any SunCoke Name.

(c) Licensees’ license to use the Improvements shall terminate upon termination of this Agreement, provided, however that Licensees’ license shall survive any termination with respect to any Improvements (i) that have been materially implemented by Licensees prior to such termination or (ii) with respect to which Licensees have incurred material implementation expenses prior to such termination (the Improvements described in subclauses (i) and (ii), the “Implemented Improvements”).

(d) Licensees’ right to use the Non-Mark Intellectual Property and the Implemented Improvements shall be perpetual and irrevocable and shall survive any termination or expiration of this Agreement and shall remain in full force and effect.

Section 2.3 Covenants of Licensor and Licensees.

(a) Licensees shall:

(i) upon Licensor’s request and at Licensor’s expense, place a notice (reasonably acceptable to Licensor) in connection with Licensees’ external uses of the Mark Intellectual Property conveying to the public that the Mark Intellectual Property is owned by Licensor and used by Licensees under license;

(ii) upon Licensor’s request and at Licensor’s expense, cooperate with Licensor in facilitating Licensor’s control of the nature and quality of the Licensed Uses, and all materials that bear the Mark Intellectual Property;

(iii) upon Licensor’s request and at Licensor’s expense, cooperate with Licensor in connection with Licensor’s efforts to protect the Intellectual Property;

(iv) maintain in strictest confidence all confidential or nonpublic information or material disclosed by Licensor and in the materials supplied hereunder in connection with the licenses granted herein, whether in writing or orally and whether or not marked as confidential, including but not limited to any algorithms, inventions, ideas, processes, computer system architecture and design, operator interfaces, operational systems, technical information, technical specifications, training and instruction manuals, and the like (except to the extent such information becomes publically available); and

(v) limit disclosure of such confidential information to Licensees’ Representatives having a need to access the confidential information for the purpose of exercising rights granted hereunder and cause all of its Representatives having access to confidential information to agree to hold such in the strictest of confidence.

(b) Licensor shall promptly reimburse Licensees for all costs and expenses incurred by Licensees in connection with Licensees’ obligations pursuant to Section 2.30(i)-(iii). Licensor’s reimbursement obligation pursuant to this Section 2.3(b) shall survive any termination of this Agreement and shall remain in full force and effect.

Section 2.4 Intellectual Property Indemnification.

(a) Licensees shall defend, indemnify, and hold harmless Licensor from and against any Losses suffered or incurred by Licensor arising out of any failure by Licensees or their Representatives to maintain confidentiality as required by Section 2.3(a)(iv) and Section 2.3(a)(v) hereof.

(b) Licensor shall defend, indemnify, and hold harmless Licensees from and against any Losses suffered or incurred by Licensees arising from (i) claims or causes of action brought by any third party alleging that any Licensee’s use of Intellectual Property, as permitted under this Agreement, violates any law, statute or rule, or infringes, dilutes, misappropriates or otherwise violates the intellectual property rights of such third party; (ii) invalidity or unenforceability of any right with respect to the Intellectual Property; (iii) premature expiration of Patent Rights; and (iv) Licensor’s failure to timely file or pay any application, registration, maintenance or renewal fees in respect of the Intellectual Property.

(c) The indemnification obligations under this Section 2.4 shall survive any termination of this Agreement and shall remain in full force and effect; provided however that following a termination of this Agreement, Licensor shall not be obligated to indemnify Licensees for losses related to any Improvements; provided further that Licensor shall, upon Licensees’ request and at Licensees’ expense, take action to protect Licensees’ rights hereunder with respect to Improvements.

ARTICLE 3

INDEMNIFICATION

Section 3.1 Sponsor’s Environmental Indemnification Obligations.

(a) Subject to Section 3.4, the Sponsor shall indemnify, defend and hold harmless the Partnership Group from and against all Environmental Losses that occurred or existed on or before the Closing Date as described on Schedule 3.1 (collectively, “Known Remediation Losses”), but only to the extent such Environmental Losses occurred or existed on or before the Closing Date, even if such Environmental Losses do not accrue until after the Closing Date.

(b) Subject to Section 3.1(c) and Section 3.4, the Sponsor shall indemnify, defend and hold harmless the Partnership Group from and against any Unknown Remediation Losses;

(c) Except for obligations with respect to claims made in accordance with Section 3.5 prior to the fifth anniversary of the Closing Date, which shall not terminate, all indemnification obligations pursuant to Section 3.1(b) shall terminate on the fifth anniversary of the Closing Date.

Section 3.2 Partnership Group’s Indemnification Obligations. The Partnership Group shall indemnify, defend and hold harmless the Sponsor Entities from and against any Environmental Losses suffered or incurred by the Sponsor Entities relating to the ownership or operation of the Partnership Assets to the extent occurring after the Closing Date (“Partnership Covered Environmental Losses”), except to the extent that the Partnership Group is indemnified with respect to any of such Environmental Losses that are Sponsor Covered Environmental Losses under Sections 3.1 (a) and 3.1(b).

Section 3.3 Additional Indemnification. In addition to and not in limitation of the indemnification provided under Section 3.1(a) and Section 3.1(b), Sponsor shall either cure, as applicable, or fully indemnify, defend and hold harmless the Partnership Group from and against any and all:

(a) tax liabilities arising prior to the Closing Date or in connection with the closing of the Initial Public Offering; and

(b) Losses of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of any:

(i) failure of the Partnership Group to be the owner on the Closing Date of (x) valid and indefeasible title to the Partnership Assets, (y) valid and indefeasible easement rights, rights-of-way, leasehold and/or fee ownership interests in and to the lands on which are located any Partnership Assets and (z) valid title to the equity interests in Haverhill and Middletown contributed to the Partnership by SC&C as part of the Sun Coal & Coke Contribution, in each case to the extent that such failure renders the Partnership Group liable or unable to use or operate the Partnership Assets in substantially the same manner as they were operated immediately prior to the Closing Date;

(ii) failure of the Partnership Group to have on the Closing Date any consent or governmental permit to the extent that such failure renders the Partnership unable to use or operate the Partnership Assets in substantially the same manner as they were operated immediately prior to the Closing Date; or

(iii) events or conditions associated with the Retained Assets whether occurring before or after the Closing Date.

Section 3.4 Limitations Regarding Indemnification.

(a) No claims may be made against the Sponsor for indemnification pursuant to (i) Section 3.1(a) unless and until the aggregate dollar amount of the Known Remediation Losses suffered or incurred by the Partnership Group exceeds $67 million, and the Sponsor shall have no liability in respect of the first $67 million of Known Remediation Losses and (ii) Section 3.1(b) unless and until the aggregate dollar amount of the Unknown Remediation Losses suffered or incurred by the Partnership Group exceeds $5 million, and the Sponsor shall have no liability in respect of this first $5 million of Unknown Remediation Losses.

(b) The aggregate liability of the Sponsor under Section 3.1(b) shall not exceed $50 million.

(c) Notwithstanding anything herein to the contrary, in no event shall the Sponsor Entities have any indemnification obligations under Section 3.1(a) or Section 3.1(b) for Losses that arise solely as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.

Section 3.5 Indemnification Procedures.

(a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article 3, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim; provided, that failure to timely provide such notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except in the event and only to the extent the Indemnifying Party is materially prejudiced by such delay or omission.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article 3, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (with the concurrence of the Conflicts Committee in the case of the Partnership Group) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include the admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.

(c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article 3, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party reasonably considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any directors, officers or employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to endeavor to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 3.5. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article 3; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d) An Indemnified Party shall take all commercially reasonable steps to mitigate damages with respect to any claim for which it is seeking indemnification and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(e) In determining the amount of any Losses for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third parties. The Indemnified Party hereby agrees to use reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities, provided, however, that the costs and expenses of the Indemnified Party in connection with such efforts shall be promptly reimbursed by the Indemnifying Party.

(f) The date on which the Indemnifying Party receives notification of a claim in accordance with Section 3.5(a) for indemnification shall determine whether such claim is timely made.

(g) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

Section 3.6 In the Event of Termination. Except as provided by Section 3.1(c), all indemnification obligations under this Article 3 shall survive any termination of this Agreement, and shall remain in full force and effect.

ARTICLE 4

AGREEMENT WITH RESPECT TO CUSTOMER CONTRACTS

Section 4.1 Assumption of Customer Obligations by Sponsor.

(a) If AK Steel exercises its early termination right under Section 11.6 of the AK Steel Coke Agreement, then upon receipt of written notice from the Partnership of effectiveness of such termination, the Sponsor will be obligated to make the Partnership Group whole to the extent of the AK Steel Obligations for the remainder of the term of the AK Steel Coke Agreement, either by purchasing and paying for coke or otherwise, pursuant to an agreement the terms of which are reasonably acceptable to the Partnership.

(b) If, other than as a result of the exercise of the termination right described in Section 4.1(a), a Force Majeure Event (as defined in the relevant Coke Sales Agreement) or a Seller Event of Default (as defined in the relevant Coke Sales Agreement), (i) a customer fails to fully satisfy its purchase and payment obligations pursuant to the terms of a Coke Sales Agreement to which such customer is a party, or (ii) a Coke Sales Agreement is amended to reduce a customer’s purchase or payment obligations as a result of the customer’s financial distress, whether or not the customer or an affiliate of the customer has filed a petition in bankruptcy, then upon written notice from the Partnership, the Sponsor will be obligated to make the Partnership Group whole to the extent of the customer’s failure to satisfy its obligations or to the extent the customer’s obligations are reduced, as applicable, either by purchasing and paying for coke or otherwise, pursuant to an agreement the terms of which are reasonably acceptable to the Partnership (but, for the avoidance of doubt, without relieving such customer of its coke purchase obligations under the relevant Coke Sales Agreement).

(c) Notwithstanding any provision of this agreement to the contrary, the Sponsor’s obligations pursuant to Section 4.1(a) and (b), will be determined based on the customer’s obligations under the relevant Coke Sales Agreement as in effect on the Closing Date. Further, for the avoidance of doubt, the Partnership Group’s obligation to produce coke under such Coke Sales Agreement will not exceed the volume required under such Coke Sales Agreement as of the Closing Date.

(d) In the case of any amendment to a Coke Sales Agreement referred to in Section 4.1(b)(ii), the Partnership will use its reasonable commercial efforts to structure the amendment to minimize the Sponsor’s payment obligations pursuant to this Section 4.1.

Section 4.2 Allocation of Amounts Recovered under Coke Sales Agreements.

(a) The Partnership, on behalf of the Partnership Group, and the Sponsor, on behalf of the Sponsor Entities, will share in any damages and other amounts recovered from third parties in connection with the occurrence of any of the events described in Section 4.1(a) or Section 4.1(b) (including any damages, settlements, insurance proceeds, termination fees and amounts recovered pursuant to contractual indemnities) in such proportion as is appropriate to reflect the relative loss and/or prospective loss suffered by the Partnership Group, on the one hand, and the Sponsor Entities, on the other.

(b) The Partnership and the Sponsor shall each use its reasonable commercial efforts to pursue damages and/or recover amounts payable by customers or other third parties as a result of any of the events described in Section 4.1(a) or Section 4.1(b), and any related costs and expenses will be shared by the Partnership and the Sponsor in the same proportion as would apply to amounts collected pursuant to Section 4.2(a).

Section 4.3 Term of Agreement with Respect to Customer Contracts. The Sponsor’s obligations pursuant to this Article 4, as well as any obligations assumed by the Sponsor hereunder, shall terminate on the fifth anniversary of the Closing Date.

ARTICLE 5

BUSINESS OPPORTUNITIES

Section 5.1 Preferential Rights.

(a) Except as permitted by Section 5.2, the Sponsor Entities shall be prohibited from investing in, constructing, or acquiring an interest in any Domestic Cokemaking Asset.

(b) The Partnership Entities shall be prohibited from pursuing any business opportunity other than investments in, construction of, or acquisitions of Domestic Cokemaking Assets, except upon the written consent of the Sponsor, which consent shall be given or withheld at the sole discretion of the Sponsor and which shall be limited by such conditions as Sponsor may require at its sole discretion.

Section 5.2 Permitted Exceptions. The Sponsor Entities may engage in the following activities under the following circumstances:

(a) Any investment in, construction of, or acquisition of assets or an interest in any assets or business other than Domestic Cokemaking Assets.

(b) Subject to Section 5.3, any investment in, construction of, or acquisition of an interest in any Domestic Cokemaking Asset if:

(i) in accordance with the procedures set forth in Section 5.3(a), the Sponsor Entities have offered the Partnership the opportunity to pursue such investment, construction or acquisition opportunity and the Partnership has elected in writing not to pursue such opportunity; or

(ii) the Sponsor Entities, as of the Closing Date, are actively pursuing such an opportunity, including without limitation the Kentucky Facility.

Section 5.3 Business Opportunities Procedures.

(a) As contemplated by Section 5.2(b)(i), in the event that the Sponsor or any other Sponsor Entity becomes aware of an opportunity to invest in, construct or acquire an interest in a Domestic Cokemaking Asset, then as soon as practicable, the Sponsor or other Sponsor Entity shall notify the General Partner in writing of such opportunity and deliver to the General Partner, or provide the General Partner access to, all information prepared by or on behalf of, or material information submitted or delivered to, the Sponsor or such Sponsor Entity related to such potential transaction. As soon as practicable, but in any event within 30 days after receipt of such notification and information, the General Partner, on behalf of the Partnership, having determined whether to pursue such opportunity in consultation with the Conflicts Committee, shall give notice in writing (the “Business Opportunity Notice”) to the Sponsor or other Sponsor Entity that either (i) the General Partner, on behalf of the Partnership, has elected not to cause the Partnership Group to pursue such investment, acquisition or construction opportunity, or (ii) the General Partner, on behalf of the Partnership, has elected to cause the Partnership Group to pursue such investment, acquisition or construction opportunity. If no Business Opportunity Notice is delivered by the General Partner within the 30-day period, then the General Partner, on behalf of the Partnership shall be deemed to have elected not to pursue such opportunity. If, after delivering a Business Opportunity Notice electing to pursue an opportunity, the General Partner abandons such opportunity (as evidenced in writing by the General Partner following the written request of the Sponsor) or fails to endeavor in good faith to pursue such opportunity, the Sponsor or any other Sponsor Entity may pursue the opportunity. With respect to any opportunity to invest in, acquire or construct Domestic Cokemaking Assets that the Sponsor Entities pursue, (x) the Sponsor Entities must endeavor in good faith to pursue the opportunity and (y) any such investment, construction or acquisition must be on terms not materially more favorable to the Sponsor Entities than were offered to the Partnership. If at any time either of the conditions set forth in subclauses (x) and (y) are not satisfied, the opportunity must be reoffered to the Partnership in accordance with this Section 5.3(a). For the avoidance of doubt, any Domestic Cokemaking Asset acquired by the Sponsor Entities in accordance with this Section 5.3(a) will be subject to the Right of First Offer pursuant to Article 6.

(b) In the event that any of the Sponsor Entities constructs a new cokemaking facility in the United States or Canada pursuant to the exception provided in Section 5.2(b) in compliance with the procedures set forth in Section 5.3(a), then upon commencement of commercial operations, the Partnership shall have the option to acquire or to cause another Group Member to acquire such facility at a price sufficient to provide the Sponsor with an internal rate of return on invested capital equal to the sum of the Sponsor Entities’ weighted average cost of capital (as determined in good faith by the Sponsor) and %. The Sponsor shall promptly provide the General Partner with, or provide the General Partner access to, all information related to such cokemaking facility as the General Partner reasonably requests. The Sponsor shall promptly provide written notice (the “Commercial Operations Notice”) to the General Partner upon commencement of commercial operations at the newly constructed cokemaking facility. Within 90 days of receipt of a Commercial Operations Notice, the General Partner, following consultation with the Conflicts Committee, shall notify the Sponsor in writing as to whether or not it will exercise its option to acquire such facility. For the avoidance of doubt, (i) if the Sponsor Entities construct the Kentucky Facility, the Partnership’s option to purchase newly constructed cokemaking facilities set forth in this Section 5.3(b) shall apply to the Kentucky Facility, and (ii) if the Partnership Group does not exercise the option outlined in this Section 5.3(b) to acquire any particular newly constructed cokemaking facility upon commencement of commercial operations (including the Kentucky Facility), such cokemaking facility will be subject to the Right of First Offer pursuant to Article 6.

ARTICLE 6

RIGHT OF FIRST OFFER

Section 6.1 Right of First Offer to Purchase Certain Assets.

(a) The Sponsor hereby grants to the Partnership a right of first offer on any Domestic Cokemaking Asset to the extent that any Sponsor Entity proposes to Transfer any such Domestic Cokemaking Asset, or any interest therein (other than to another wholly owned Sponsor Entity).

(b) The Partnership hereby grants to the Sponsor a right of first offer on any cokemaking facility or interest therein or interest in any business engaged in cokemaking, to the extent that any Group Member proposes to Transfer any such asset or interest (other than to another wholly owned Group Member).

(c) The Parties acknowledge that any Transfer of assets or interests pursuant to the Partnership’s or Sponsor’s right of first offer is subject to the terms of all existing agreements with respect to such assets and interests and shall be subject to and conditioned on the obtaining of any and all necessary consents of security holders, governmental authorities, lenders or other third parties.

Section 6.2 Procedures.

(a) If a Sponsor Entity or a Group Member (the “Seller”) proposes to Transfer, in the case of a Sponsor Entity, any Domestic Cokemaking Asset or an interest therein (the “Sponsor ROFO Assets”) or in the case of a Partnership Party, any cokemaking facility or interest therein or interest in any business engaged in cokemaking (the “Partnership ROFO Assets”, and together with the Sponsor ROFO Assets, the “ROFO Assets”) other than to, in the case of a Sponsor Entity, another Sponsor Entity as described in Section 6.1(a) or, in the case of a Group Member, another Group Member as described in Section 6.1(b) (a “Proposed Transaction”), the Sponsor, in the case of a proposed Transfer by any Sponsor Entity, or the General Partner, in the case of a proposed Transfer by any Group Member, shall, prior to entering into any such Proposed Transaction, first give notice in writing (the “ROFO Notice”) to the other party (the “ROFO Party”) of its intention to enter into such Proposed Transaction. The ROFO Notice shall include any material terms, conditions and other details as would be reasonably necessary for the ROFO Party to make a responsive offer to enter into the Proposed Transaction with the Seller, which terms, conditions and details shall include any material terms, conditions or other details that the Seller would propose to provide to non-Affiliates in connection with the Proposed Transaction. The ROFO Party shall have 30 days following receipt of the ROFO Notice to propose an offer to enter into the Proposed Transaction with the Seller (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the ROFO Party proposes to pay for the ROFO Asset and the other material terms of the purchase) pursuant to which the ROFO Party would be willing to enter into a binding agreement for the Proposed Transaction. If no ROFO Response is delivered by the ROFO Party within such 30 day period, then the ROFO Party shall be deemed to have waived its right of first offer with respect to such ROFO Asset, and the Seller shall be free to enter into a Proposed Transaction with any third party on terms and conditions determined in the sole discretion of the Seller. If the Seller fails to complete such a transaction within 270 days of the last day of the aforementioned 30-day period, then any future Transfer of such ROFO Asset by the Seller will be subject to the provisions of this Article 6 in full.

(b) If the ROFO Party submits a ROFO Response, the ROFO Party and the Seller shall negotiate, in good faith, the terms of the purchase and sale of the ROFO Asset for 30 days following the Seller’s receipt of the ROFO Response. If the Seller and the ROFO Party are unable to agree on such terms during such 30-day period, the Seller may Transfer the ROFO Asset to any third party on terms not materially more favorable to the Seller than the last written offer proposed during negotiations with the ROFO Party pursuant to this Section 6.2(b). If the Seller fails to complete such a transaction within 270 days of the last day of the aforementioned 30-day negotiation period, then any future Transfer of such ROFO Asset by the Seller will be subject to the provisions of this Article 6 in full.

ARTICLE 7

REIMBURSEMENT OBLIGATIONS

Section 7.1 Provision of Operating and Administrative Services. The Sponsor hereby agrees to continue to provide, or cause to be provided, the Partnership Group with general and administrative services, including, without limitation, legal, accounting, treasury, insurance administration and claims processing, risk management, safety, environmental, information technology, human resources, credit, payroll, compensation, internal audit and taxes, that are substantially identical in nature and quality to the services provided by the Sponsor in connection with its management and operations of the Partnership Assets prior to the Closing Date.

Section 7.2 Reimbursement and Allocation. The Partnership hereby agrees to reimburse the Sponsor and its Affiliates for all expenses they incur or payments they make on behalf of the Partnership Group pursuant to Section 7.1in accordance with Schedule 7.2 as in effect from time to time.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of New York, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of New York and to venue in New York, New York.

Section 8.2 Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by overnight courier, telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by overnight courier, telegram or telecopier shall be effective upon actual receipt. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 8.2.

For notices to any of the Sponsor Entities:

SunCoke Energy, Inc.

1011 Warrenville Road, Suite 600

Lisle, Illinois 60532

Fax: (630) 824-1004

Attention: General Counsel

For notices to any of the Partnership Entities:

SunCoke Energy Partners, L.P.

1011 Warrenville Road, Suite 600

Lisle, Illinois 60532

Fax: (630) 824-1004

Attention: General Counsel

Section 8.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein, other than the Contribution Agreement and the Partnership Agreement.

Section 8.4 Termination. Except as provided in Section 2.2(b), Section 2.2(c), Section 2.2(d), Section 2.3(b), Section 2.4(c), Section 3.1(c), Section 3.6 and Section 4.3, this Agreement shall terminate upon a Change of Control of the General Partner or the Partnership, other than any Change of Control of the General Partner or the Partnership deemed to have occurred pursuant to clause (d) of the definition of Change of Control solely as a result of a Change of Control of the Sponsor. Notwithstanding any other provision of this Agreement, except as provided in Section 2.2(b), Section 2.2(c), Section 2.2(d), Section 2.3(b), Section 2.4(c), Section 3.1(c), Section 3.6 and Section 4.3, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and the Common Units held by the General Partner and its Affiliates are not voted in favor of such removal, this Agreement may immediately thereupon be terminated by the Sponsor.

Section 8.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 8.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement. Notwithstanding the first sentence of this Section 8.6, Schedule 7.2 may be amended or modified from time to time only by the written agreement of the Partnership and the Sponsor.

Section 8.7 Assignment; Third Party Beneficiaries. Except as set forth in Section 2.1(a), any Party shall have the right to assign its rights under this Agreement without the consent of any other Party, but no Party shall have the right to assign its obligations under this Agreement without the written consent of the other Parties. Each of the Parties hereto specifically intends that each entity comprising the Sponsor Entities and each entity comprising the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity, and that no other Person shall be entitled to assert any rights or remedies hereunder as third-party beneficiaries.

Section 8.8 Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.10 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

Section 8.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 8.12 Withholding or Granting of Consent. Except as otherwise expressly provided in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

Section 8.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

Section 8.14 Negation of Rights of Limited Partners, Assignees and Third Parties. Except as set forth in Section 8.7, the provisions of this Agreement are enforceable solely by the Parties, and no shareholder, limited partner, general partner, member, or assignee of the Sponsor, the General Partner, the Partnership or other Person shall have the right, separate and apart from the Sponsor, the General Partner or the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 8.15 No Recourse Against Officers and Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any Sponsor Entity or any Group Member.

Section 8.16 Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be settled by final and binding arbitration conducted in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one or more arbitrators designated in accordance with said Rules. The Parties agree that the award of the arbitral tribunal (the “Arbitration Award”) shall be: (a) conclusive, final and binding upon the Parties; and (b) the sole and exclusive remedy between the Parties regarding any and all claims and counterclaims presented to the arbitral tribunal. All notices to be given in connection with the arbitration shall be as provided in Section 8.2. The Arbitration Award shall include interest, at a rate determined as appropriate by the arbitrators, from the date of any breach or other violation of this Agreement to the date when the Arbitration Award is paid in full. The Arbitration Award shall also include the fixing of the expense of the arbitration and the assessment of the same, as is appropriate in the opinion of the arbitrators, against either or both Parties hereto. Each Party shall otherwise bear its cost for its respective legal fees, witnesses, depositions and other out-of-pocket expenses incurred in the course of the arbitration.

Section 8.17 Dispute Resolution. If the Parties are unable to resolve any service or performance issues or if there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, representatives of each of the Parties in dispute shall meet promptly to review and resolve such issues and breaches in good faith (the date on which such Persons first so meet, the “Discussion Date”). If such Persons are unable to fully resolve any such issues and breaches in good faith promptly after the Discussion Date, any remaining disputes shall be resolved in accordance with Section 8.16.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.

SUNCOKE ENERGY PARTNERS, L.P.

By:	SunCoke Energy Partners GP LLC, its general partner

By:
Name: Title:

SUNCOKE ENERGY PARTNERS GP LLC

By:
Name: Title:

SUNCOKE ENERGY, INC.

By:
Name: Title:

Signature Page – Omnibus Agreement